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                                                                      Exhibit 99

WILLBROS GROUP, INC.                                 (WILLBROS GROUP, INC. LOGO)

NEWS RELEASE                                CONTACT:  Michael W.  Collier
                                                      Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar
                                                      Partner
                                                      DRG&E / (713) 529-6600


                    WILLBROS ANNOUNCES NEW PROJECT AWARDS AND
                     REVISES SECOND QUARTER AND 2004 OUTLOOK


            o  Q2 CONTRACTS AWARDS OF $325 MILLION
            o  NEW RECORD BACKLOG OVER $410 MILLION
            o  CONTRACT VARIATIONS SETTLED IN SOUTH AMERICA
            o  2005 VISIBILITY CONTINUES TO IMPROVE WHILE 2004 LAGS
            o  CONFERENCE CALL SET FOR THURSDAY, JULY 15 AT 9:00 A.M. EDT


         HOUSTON - July 14, 2004 - Willbros Group, Inc. (NYSE: WG) announced today, that its business units in North America and West Africa have been awarded significant new engineering, procurement and construction (EPC) projects. Awards in the second quarter of 2004 are valued at approximately $325 million. In addition, based on a preliminary review, Willbros is providing new guidance for the second quarter and for the remainder of 2004. Further, management is announcing today the resolution of outstanding contract variations associated with a project in South America.

SECOND QUARTER

         Willbros now expects to report a second quarter loss ranging from ($0.02) to ($0.07) per share, down from prior guidance of a profit of $0.01 to $0.05 per share. The preliminary second quarter results were positively affected by approximately $7.3 million pre-tax, or $0.23 per share from the resolution of outstanding contract variations associated with a South American project, which was not part of the original guidance.

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The reduction in expected second quarter results is primarily the result of:

   o Temporary suspension of projects in Nigeria as a result of security issues in areas where Willbros expected to have significant personnel and equipment working. Additional projects in Nigeria, which we expected to have underway in early 2004, have also experienced delays related to budget revisions by the Nigerian government.

   o Reductions in contract margins in Venezuela and Nigeria due to quality issues with locally sourced material in the first instance and increased costs related to a new fabrication yard to provide local content for "deepwater" marine facilities in West Africa.

   o Lower than anticipated volumes of gas processed and reduced margins on the sale of natural gas liquids during the start-up phase of the Opal facility.

         The above factors, combined with the positive impact of the settlement in South America, have resulted in reduction of $600 thousand to $1.7 million ($0.03 to $0.08 per share) in net income from the Company's previous guidance for the second quarter.

         Michael F. Curran, Chairman and Chief Executive Officer said, "Our preliminary second quarter results are disappointing. The delays in negotiation and execution of anticipated contracts will continue to negatively impact our 2004 results. But at the same time, the new contract awards we are announcing today should create greater visibility for 2005. Although initiation of fabrication activities in Nigeria reduced margins this quarter, this new service provides excellent long-term opportunities. We are currently in negotiations with a major international company on an additional fabrication contract for this facility. With respect to the Opal processing facility, the plant is in its first quarter of commercial service and we are still fine-tuning operations to maximize the contribution from this facility. Total volumes of gas processed have been less than anticipated, but we remain confident that the facility will achieve full utilization and margin contribution in the near future."

         Mr. Curran added, "Over the past five months we have been in negotiations with clients on projects with an aggregate value in excess of $850 million. Recently we have executed contracts on 33 percent of that value and hope to finalize negotiations on the balance."

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2004 UPDATE

         Revenue guidance for 2004 has been reduced to a range of $430 to $475 million, down from the previous guidance of $525 to $575 million due to contract delays. The Company's current revenue forecast is dependent upon the timely award of additional project work which is currently under negotiation, including projects characterized as "highly confident" in previous press releases. As a result of the reduced revenue levels, costs incurred to support extended contract negotiations and the issues outlined above, the Company expects a reduction in contract margin from 18 percent to 16 percent for 2004. As a result, Willbros is revising its 2004 guidance and now expects full year 2004 results ranging from $0.15 earnings per share to a loss of ($0.27) per share.

NEW PROJECTS

         With respect to new projects, Willbros Nigeria Ltd., with operations based in Port Harcourt, Nigeria, has been awarded an EPC contract to design and build a new gas transmission pipeline for Shell Petroleum Development Company. The 40-inch diameter, high pressure natural gas pipeline will be routed between the Soku gas plant and the Nigeria Liquefied Natural Gas (NLNG) terminal on Bonny Island in Nigeria, a distance of approximately 83 kilometers. The pipeline is part of the Eastern Gas Gathering System (EGGS) Project, and the contract is valued at approximately $225 million. Engineering and procurement activities are planned to commence immediately, with the project moving to the field in late 2004 or early 2005. Completion is scheduled for the fourth quarter of 2005.

         Willbros West Africa, Inc. (WWAI) has been awarded a concrete weight coating project in Nigeria for approximately 36 miles (59 km) of 36-inch diameter line pipe. The project, awarded by Saipem S.A., is part of the Nigerian AGIP Oil Company's 36-inch GTS 4 Gas Transmission System Pipeline routed between Rumuji and Bonny. The work requires mobilization to commence immediately and is scheduled to be completed in 2005.

         Also in Nigeria, WWAI has been awarded a concrete weight coating contract for approximately 24.5 miles (39.5 km) of 36-inch and 48-inch diameter line pipe. The project, awarded by Hyundai Heavy Industries, Co, LTD., is part of the Shell Petroleum Development Company of Nigeria's Bonny Terminal Integrated Project (BTIP). The project includes the

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installation of offshore oil export and produced water disposal pipelines.
Mobilization will commence immediately, and the work is scheduled to be completed in 2005.

         Willbros Engineers, Inc. (WEI), Tulsa, Oklahoma, has been awarded an EPC contract by Trunkline Gas Company for the expansion of interconnections to the Trunkline Liquefied Natural Gas (LNG) regasification facility near Lake Charles, Louisiana. The project scope includes the project management, engineering, design, procurement and construction services for approximately
22.8 miles of new 30-inch pipeline system. Project engineering is presently underway to meet an in-service date of July 1, 2005. Willbros Engineers is also providing services for the design of metering facilities in the Lake Charles area and reactivation of an idle, existing Trunkline pipeline under a separate contract.

         Total new bookings for the second quarter of 2004 now stand at approximately $325 million and our backlog at the end of the second quarter is over $410 million, the highest level since our previous record backlog of $407.6 million in December 2001.

CONFERENCE CALL

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, July 15, 2004, at 9:00 a.m. Eastern time (8:00 a.m. Central). To participate in the conference call, dial (303) 262-2211 at least 10 minutes before the call begins and ask for the Willbros conference call. A replay of the conference call will be available through July 22, 2004. To access the replay, dial (303) 590-3000 using the pass code of 11003342.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.willbros.com. To listen to the live call on the web, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 12 months.

Willbros also announced today that it will release its second quarter 2004 results on Monday, August 9, 2004, after the market closes.

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Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

The Company's World Wide Web site can be accessed at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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